Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd Quarter 2010

July 20, 2010   //  10:00 am (CT)

RLI Participants

Jonathan E. Michael — President, CEO

Michael J. Stone — President, COO (RLI Insurance Company)

Joseph E. Dondanville — Sr. VP, CFO

John Robison — Treasurer, Chief Investment Officer

Conference Call Participants

Name	Affiliation

Dean Evans	Keefe, Bruyette & Woods
Beth Malone	Wunderlich Securities, Inc.
Bijan Moazami	FBR Capital Markets
Michael Nannizzi	Oppenheimer & Co.
Doug Mewhirter	RBC Capital Markets
Meyer Shields	Stifel Nicolaus
Matt Carletti	JMP Securities
Michael Grasher	Piper Jaffray
Caroline Steers	Macquarie Capital

RLI CORP.

Moderator: John Robison

July 20, 2010

10:00 a.m.  CT

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. second quarter earnings teleconference call. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for question and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including in the annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first quarter results.

RLI management may make reference during the conference to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realization [sic] investment gains or losses. RLI’s management believes the measure is useful in gauging core operating performance across report [sic] periods, but may not be comparable to the other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s Website at www.rlicorp.com.

At the request of the company, we will open the conference up for questions and answers following the presentation. I will now turn the conference over to RLI’s Treasurer and Chief Investment Officer, Mr. John Robison.

John Robison: Thank you and good morning to everyone. Welcome to the RLI earnings teleconference for the second quarter of 2010. Joining me for today’s call are Jon Michael, President and CEO of RLI Corp.; Joe Dondanville, Senior Vice President and Chief Financial Officer; and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

The format for the call is as follows - I’ll give a brief review of the financial highlights and discuss the investment portfolio, Mike Stone will talk about the quarter’s operations, then we’ll open the call to questions, and Jon Michael will finish up with some closing comments.

Our second quarter operating earnings were $1.52 per share. Included in this quarter’s earnings are $19 million in pre-tax favorable development in prior years’ loss reserves. The favorable development came from our casualty and surety books of business.

The combined ratio for the second quarter was 74.7. Gross written premiums were up 7% for the quarter and flat through the first six months of the year. We were able to effectively offset the premium declines in our casualty lines, which are sensitive to economic conditions in the building and transportation industries, with our crop and other assumed property reinsurance risks.

Comprehensive earnings were $23.2 million for the quarter. Through six months, our book value per share has grown nearly 5% to $41.02.

Turning to the investment portfolio, as of June 30, our overall allocation was 79% in fixed income securities, 15% in equities, and 6% in short-term money market-type investments. The total return on the investment portfolio was 0.4% for the quarter. Our total return in the bond portfolio was 2.7%, while equities were down 10.8%. Year-to-date our total return in the portfolio is nearly 3%. Investment income was $16.8 million for the quarter, up slightly versus the same period last year.

During the second quarter, the capital markets experienced increased volatility and a flight to quality as a result of the financial crisis in Europe. With low inflation, a slower-growing economy, and financial troubles in Europe, the yield curve is beginning to flatten, making long treasuries the best-performing major asset class year to date. Equities lost ground in the second quarter as investors weigh the impact of high unemployment, a lackluster real estate construction recovery, and the ability and desire of the consumer to actually spend.

So what have we done? We have reduced our overall municipal exposures due to budget shortfall concerns and redeployed those assets into fixed income sectors while keeping duration low and credit quality high. Compared to this time last year, our overall muni portfolio is down from $464 million in the second quarter of 2009 to $297 million at the end of this quarter. While this increases our effective tax rate, we believe state and local governments are fiscally strained and this sector will be under pressure as budgetary shortfalls are tested.

Second quarter saw inflation levels fall to the lowest levels in 44 years. Deflation is once again a concern. With historically high unemployment rates, we look for continued contraction in the willingness and ability of the consumer to actually spend money.

Unlike previous recessions, housing and construction have not been able to recover to help lift economic growth. We believe the economy will grow slower over the next several years, hampered by debt, taxes, and regulation.

While we recognize the near term will bring more volatility in the equity markets, we believe over the long run equities will outperform bonds and our asset allocation will help us effectively grow book value while supporting insurance operations.

The tax-equivalent book yield on our fixed income portfolio is approximately 5.1% and our book yield on our equity portfolio is 4%. No change from the first quarter. In addition, the portfolio quality remains “AA” and the duration is currently 3.5.

Finally, we had no securities that were deemed OTTI for the quarter.

Turning to share repurchase. During the quarter, we repurchased roughly 190,000 shares at an average cost of $55.78. Over the last three years, we have returned over $250 million in capital to shareholders in the form of dividends and share repurchases. As we have said many times, our first choice is to deploy capital to create shareholder value. When we do not see opportunities to effectively use our excess capital, we return it to shareholders. We have roughly $96 million remaining on our current share buyback authorization.

For the operations highlights, I will now turn the call over to Mike Stone.  Mike?

Mike Stone: Thanks, John, and good morning everybody.

We continue to deliver excellent results in a difficult insurance market and soft economy. This is a real testament to the quality and discipline of our underwriters and to our business model, a model focused on a diverse set of niche products that can be underwritten to a profit. As an underwriting company, delivering underwriting profit is paramount to our success.

We were also able to increase our gross written premium in the quarter by 7% again, through our development of new product lines, as John mentioned, the crop and consumed reinsurance, and expansion of existing products, our surety products in particular. These more than offset the continued decay in the casualty space, where we see our E&S and specialty products attacked by competition of all forms, most especially by the standard markets. Pricing in the marketplace continues with moderate decreases overall.

Now going to talk a little bit about our segments. In casualty, our gross written premium was down 9% for the quarter, 11% for the year. Rates are off about 1% for the quarter and 4% for the year, so a little bit of moderation there with our combined ratio coming in at 76. Price levels continue to be challenging with continued encroachment from the admitted market, who offer broader coverage at lower prices.

Transportation, the industry canary, I’m afraid continues to soften with rates off 3% in the quarter and our volume was off 18% in the quarter and 16% in the year as we continue to show discipline.

Somewhat balancing these declines are our design professional products, which was up over 100% for the quarter and 180% for the year as we build out that product. We expect to extend the professional product by adding packaged products for this class in late this year.

Our PUP product - our personal umbrella product, the standalone personal umbrella product - continues to perform nicely in a tough economy where people are buying less limits or are dropping coverage altogether. Gross written premium was flat in that line, but continues to be nicely profitable. We continue to evaluate new products and new underwriting teams as we believe diversifying our portfolio will ameliorate the difficulties of a soft market and a weak economy.

In the property segment, gross written premium was up 29% for the quarter, 19% for the year, mostly driven by the crop reinsurance business. Combined ratio came in at 78.

Our E&S property business gross written premium was flat for the quarter as we continued to manage our exposures and our returns. Our property facultative unit was up some 61% in the quarter as we continue to build out that business. And in our marine business, we continue to re-underwrite specifically the hull and P&I space and premiums thereby were off some 16% in the quarter.

In the surety segment, gross written premium up 4% in the quarter, 5% year-to-date, gross driven by our commercial contract and energy segments. We continue to see good experience and have not seen any sign of adverse impact through the economy as our underwriters are being very disciplined in this space.

Over the past couple of years, our product mix has moved to 44% casualty, 44% property, and 12% surety versus 60% casualty, 30% property, and 20% [10%] surety a couple of years ago as these shorter tail products provide better opportunity for underwriting profit.

Overall gross written premium up 7% for the quarter, combined ratio of 75. Terrific results in a - like I said earlier - in a tough insurance market and a weak economy. We continue to invest in broadening our footprint by adding new products and evaluating many more. Again, a great underwriting quarter.

John, back to you.

John Robison: Thank you, Mike. We’re now ready to open the call up to questions.

[Question-and-Answer Session]

Operator: (Operator Instructions). Our first question comes from Dean Evans at KBW.

Dean Evans: Yeah, thanks guys. Congrats on a strong quarter. My first question, I guess I was wondering if you could give some more detail on the reserve movements in the quarter, both the favorable development, as well as the slight adverse development?

Joe Dondanville: This is Joe Dondanville. In the casualty side, the casualty improved about $17 million from accident years 2003 through 2008. EPG, or executive products group, transportation, and our umbrella lines were the contributors in that group. On surety, it is $5 million favorable. And that is across the board in our surety products, contracts and commercial made up the bulk of it, but we saw favorable in all areas.

Dean Evans: What accident years was the surety from?

Joe Dondanville: The surety segment was from 2008 and 2009.

Dean Evans: Okay, and how about the kind of slight additions on the property side?

Joe Dondanville: It was just fire I think from 2009 - pretty short tail.

Dean Evans: Okay, great.  I guess my second question is kind of a few parts. I was looking for some color on ProAg for the quarter. First off, sort of what were - what was the premium attributable to that, but also did that have any impact on the low expense ratio in the property segment?

Joe Dondanville: The premium was about $18 million for the quarter. And, yes, it had a marginal expense ratio of 8%.

Dean Evans: So, as we think going forward about the expense ratio in the property segment, is that something we can expect to be, you know, a fair run rate the second quarter or is there any other moving parts in there?

Joe Dondanville: Well, the moving parts is that the crop business is very seasonal, so in the second quarter, we believe that’s going to be the peak premium quarter. Third quarter should be high, but not as significant as the third [second] quarter, and fourth quarter as the first quarter are the low quarters of that line.

Dean Evans: Okay and then I guess lastly do you have any sort of updated commentary with respect to the SRA?

Mike Stone: This is Mike Stone. You know, obviously the - there’s going to be an impact as a result of the SRA and the increased participation by the government and the decrease in the A&O. While that will have an impact to the bad from a return standpoint, we still think this business will provide a very good return. It’s a good diversification play for us, so we think overall it’s still a very good space for us to be in.

Dean Evans: Okay, great. Thank you.

Operator: We’ll take our next question from Beth Malone at Wunderlich Securities.

Beth Malone: Thank you. Good morning. Could you talk about - as you move into these new markets, I would assume given the lack of demand because of the economy that you’re gaining market share from some competitors. Could you talk about how you’re able to do that or what these competitors are missing that you all are able to provide?

Mike Stone: Beth, it’s Mike Stone. We can’t give away all of our competitive secrets.

Beth Malone: Okay, just maybe a few.

Mike Stone: Typically we will find a group of people who have a following, if you will, or have producers that they’re - they have a relationship and have had a relationship with. They have an insight into the business, be it from a - from an underwriting perspective, the particular niches that are more profitable, or they have some distribution play. It just really depends on the people and it depends on the product.

There are a number of ways where there are underserved pieces of a big market. You know, a company our size, we don’t need huge market share. Somebody has a good insight into a particular product produce, over time, $25 million book of business, that works for us. And you can find spaces in a lot of these markets that are fairly large where you can find a book of business or a class of business that will significantly outperform the rest of the space.

Beth Malone: So it is really getting teams of I guess underwriters that have knowledge and market presence?

Mike Stone: Typically that, coupled with also us extending particular products that we may currently have. So, for example, our primary liability underwriting team moving into the environmental liability space, that’s another way of doing it. Adding a geography like our surety group has done, adding underwriters in underserved areas like that we weren’t playing, and adding people that have relationships with producers in areas that we’re not currently serving.

Beth Malone: Okay, thank you and one other question - is it possible for you to look at the economic impact and tell how much of that is playing in to the soft pricing and the high competition. How much is the economy being a factor as opposed to just regular competition?

Mike Stone: This is Mike Stone again.  Actually to quantify that precisely, I can’t do that, but we do know that we play heavily in the construction space. And in the E&S space, that construction is heavily in states like California and Florida, that have been significantly impacted by the economy. There’s hardly any construction activity, certainly nothing approaching what it was in the early 2000’s to the mid 2000’s. So we’re feeling that very significantly. And you couple that, that helps also drive the prices down as all of the insurance companies that were writing that business now are chasing less and less premium.

Beth Malone: Okay, one last question. On the Maui Jim, it looked like results were a little bit better. Do you get some hope that that’s an indication that consumers are becoming more open with their pocketbooks? Can we take any hope from the fact that people are willing to buy more Maui Jim sunglasses?

Joe Dondanville: This is Joe Dondanville.  We’re very pleased with Maui Jim’s success in the second quarter. The sales were up over 30%. But to say that high-end sunglasses is connected to the overall economy, I really couldn’t make that overall connection. But we are pleased that Maui Jims are selling.

Mike Stone: I would add - this is Mike Stone again - I would add that while our transportation business was off considerably, they are reporting that receipts are starting and revenue is starting to go up in the trucking side, which would be a very early indication that things are starting to improve. But, it’s a very early indication and it’s not really robust, but it’s much better than it was a year ago.

Beth Malone: Okay, well thank you very much.

Operator: And we’ll take our next question from Bijan Moazami with FBR Capital Markets.

Bijan Moazami: Good morning, everyone.  A number of questions - first of all, I was wondering if you can spend a little bit of time talking about the crop insurance business. The government obviously is cutting the subsidies on that front. Is it going to have an impact on the reinsurance side of it - Joe mentioned that there is some seasonality to it - if we can talk a little bit more in terms of exactly what percentages of that premium is going to come in different kind of quarters? I know second quarter is heavier. It is not very clear to me how it’s going to evolve throughout the year. And also in terms of the logic as you got into that business, why you decided to get into it and if you will refresh my memory in terms of how much premium volume that business represents.

Joe Dondanville: Bijan, it’s Joe Dondanville.  The seasonality is we’ll see about 80% of the crops being spring crops, which the reporting of that takes place in the second and the third quarters where people sign up and they actually report their acreages in the third quarter. So, you’ll have some splits there. But 80% to 85% is going to be in that second and third quarter time period.

Bijan Moazami: Okay and in terms of losses that you are going to get from it, is the premium earned throughout the year or the premium is earned in the second and third quarter also?

Joe Dondanville: The premium is earned over the growing season. So, from a Midwest corn and beans that would be, looking at May through October. And then from a final loss standpoint, it takes a while after that for the numbers to play out as to what the actual yields are and what the price of the individual crop would be. And we get preliminary reports or estimates throughout the year and which we use as a basis to determine the appropriate level of losses that we’ve seen from a historical standpoint. But, it is very dependent on final reports and final yields and final price reports.

Bijan Moazami: So the price of the commodity will have more of an impact than the yield of the acreage?

Joe Dondanville: No, because there’s a certain retention that the farmers take. So, I think that is about a 10% yield would have to - or price would have to drop at least 10% for that to kick in. And in a lot of the business it’s total revenue, which is both the yield and price. But, the yield driver is about 90% to 95% of the total underwriting.

Mike Stone: Bijan, it’s Mike Stone. The big impact was really twofold. About half the impact was on reimbursing - expense reimbursement. We being as a reinsurer, our cede is locked in, so that won’t have an impact on us, at least at this stage.

Secondly, on the return side, probably returns going from north of 15 to somewhere around 12 probably thereabouts and we’ll be impacted less also because it was the “I” states, the Indiana, Illinois, Iowa, that’s going to be more severely impacted due to the returns that they were getting out of those states and basically spreading that throughout the rest of the US, where it’s been more difficult.

Bijan Moazami: Okay. I have a follow-up question on the surety business. One of your competitors mentioned that surety losses was very low in the recession because the credit quality of a lot of the contractors was very high. They had lots of money that they accumulated throughout the good times and now they’re running out of money. And they were also mentioning that the bids on the new projects are becoming so competitive that nobody is making any money. And therefore they were projecting a big increase in the surety losses going forward. Do you guys see anything like that happening? Should we assume higher losses on surety? Or you believe that the trends are going to continue? Obviously the reserves are being released.  Thank you.

Mike Stone:  Bijan, it’s Mike Stone again. I think we have thought over the last year that there might be a bump up in the losses for some of the reasons that you stated. We haven’t seen it in our book. And we went through a pretty tough periods back about seven or eight years ago. We’ve been very conservative in our underwriting.

But, you know, all surety is also a very low loss ratio business and it doesn’t take many losses to change your outlook. We have been fortunate I think because we’ve been disciplined. But certainly the evidence on bids, on the quality of the contractors that are able to make it in this space, are bidding down. And we’ll see if the economy picks up if that has an impact on this space as well. But we’re being very careful in this space. Our growth is coming from geographic expansion with seasoned teams. And we’re not trying to organically grow the business. If it comes, fine. But we are being very disciplined on the underwriting side.

Bijan Moazami: Thank you.

Operator: We’ll take our next question from Michael Nannizzi with Oppenheimer.

Michael Nannizzi: Thank you. Just a question - I know you didn’t talk a lot in your comments, Mike, about the habitational insurance product in the casualty business, but can you talk a little bit about how - you know, what your experience has been in that book, whether it’s accident-year or a calendar-year basis? And also maybe I think Joe had mentioned in his comments reserve releases associated with the personal book. Can you talk a little bit about that relative to the commercial umbrella book as well and just give us a feel for how those two different books have performed?  Thanks.

Mike Stone: Our primarily liability book is made up predominately of the construction business and habitational business, with a little bit of product liability in there. Our construction business is off from a gross written premium standpoint due to the economy. As I indicated, a lot of that business is in California and Florida.

Habitational has become a bigger portion. Historically construction has been run at a much better loss ratio than habitational, so we see the mix change will have an impact on our primary liability book, to the negative. The habitational business is tougher by and large. There’s a lot of competition out there that used to be - write a lot of construction business now writing habitational, so we see prices under pressure there as well.

So you’ll see our premiums have declined, have declined considerably in this space over the past three or four years. And that’s really due to the fact that, well, two things really. It’s the lack of construction activity and our pulling back because of rate.

Michael Nannizzi: Great, thanks. And then on the reserve releases related to personal and then can you just talk a little bit about just premium volume between the two umbrella types and what the sort of loss experience or reserve experience was on the commercial side?

Joe Dondanville: All right, the commercial umbrella from a volume standpoint is about half or a little less than half the size of our personal umbrella book, which is about $29 million is the personal umbrella for the six months and $13 million for the commercial. The commercial side, we’re looking at reserve releases of about $1.5 million versus $5.4 million for personal umbrella. And then on the commercial side, it goes into older years, all the way back to 2001. And the personal umbrella is primarily in 2008 going back to about 2004. So it’s a little bit longer tail and hold on the reserves a little bit longer.

Michael Nannizzi: Great, thanks and then if I could just one last one on - this is for John Robison - you had mentioned in the portfolio that your approach to owning equities is that you feel like equities are probably going to outperform fixed income. I think that’s what you had said, and you could certainly correct me if I’m wrong.  But it looks like the equity book is declining relative to fixed income, and I know RLI has its approach of shareholder capital versus policyholder capital. So if the shareholder piece is equity and that’s shrinking, can you kind of just talk about your approach there? Is that changing? Or do you expect to see kind of a bounce-back towards equities at some point? And thank you for answering all my questions.

John Robison: Yeah, we believe over the long run equities will outperform bonds. You may have periods where bonds outperform, of course, but over the long run, equities should outperform bonds.  Our allocation hasn’t changed significantly. We want to have 15% of our portfolio in equities until this economy stabilizes more and we have more firm footing on our belief as to the direction equities will go and we have bought in some of the dips. Not a lot, but, our allocation is roughly 15% right now and that hasn’t changed significantly from the first quarter. Equities have declined significantly during the second quarter. The S&P was down nearly 12% just in the quarter. And so the fact that we’re still hovering around 15% allocation shows our commitment to the long-term benefits of equities in our portfolio.

Michael Nannizzi: Okay. Great. Thanks again.

Operator: And we’ll take our next question from Doug Mewhirter at RBC Capital Markets.

Doug Mewhirter: Hi. All my questions have been answered. Thanks.

Operator: We’ll move to our next question from Meyer Shields at Stifel Nicolaus.

Meyer Shields: Thanks. Good morning, all. Mike, I think you mentioned deflation in your comments and I was wondering whether you could specify whether that’s sort of general economic deflation or something you’re seeing specifically insurance loss costs.

Mike Stone: Yeah, Mike Stone here. Well, we certainly haven’t seen the loss cost inflation that we thought - that we anticipated that we - the trend has moderated. And that’s part of why our results are better than we originally anticipated.

Meyer Shields: Okay. And do you see the - I’m trying to think of how to ask this because clearly there’s more than enough capital there - but is there going to be any shift in the appetite for share repurchase given that your book of business is becoming more short tail?

Joe Dondanville: This is Joe Dondanville. No, we don’t necessarily see that in that regard. We do have an economic capital model that is driven based off of the collection of lines of businesses that we have and that as it shifts to some of the shorter-tail side, it does have an impact on the amount of capital that’s required.

Meyer Shields: Okay, that covers me. Thanks so much.

Operator: We’ll take our next question from Matt Carletti with JMP.

Matt Carletti: Thanks. Just wanted to follow up on the capital question. In terms of kind of what we saw in the quarter, if you take share repurchase and dividend, I think it was about $16 million, $17 million. Is that a comfortable capital return level for you guys? Or do you see that changing materially as we go throughout the year?

Joe Dondanville: Matt, it’s Joe Dondanville again. We’ll evaluate that as we see what opportunities that are out there for us and the economy in general. We don’t want to be too aggressive on the share repurchase. As John has mentioned about our equity portfolio, the second quarter wasn’t a particularly strong quarter from that standpoint. And so we kind of gave some ground there. So it’ll be a measured going forward as we’ve done in the past.

Matt Carletti: Okay and then Joe, one more just follow-up if I could on - back to the crop business - you said 80% to 85% of the premiums are split between Q2 and Q3. Is that a pretty even split or is it more heavily weighted towards one of those quarters?

Joe Dondanville: It’ll be more heavily in the second quarter.

Matt Carletti: Okay, great. Thanks a lot.

Operator: We’ll take our question from Michael Grasher at Piper Jaffray.

Michael Grasher: Thank you. Good morning, everyone.  Just a question around as you look at the premium growth in the quarter, the teams of underwriters that maybe you’ve brought on, what’s the pipeline look like from a volume standpoint? Is there any way to sort of I guess characterize that or give us some sort of idea as to where we’re headed?

Mike Stone: This is Mike Stone. Obviously that’s difficult because it depends on a number of things, including pricing and the economy and competition. But we’ll continue to build out our design professional business. I would expect that to continue to grow. Our surety book should continue to grow. Obviously that’s dependent upon the economy and construction activity. And some of the other smaller - well, go back to crop, so we talked about that. Talk about our property facultative business, I would expect that to continue to grow, probably at a more moderate rate as he’s been at it for about 3-1/2 years now. I would expect that some point in the not-too-distant future our marine book would return to at least flat. And we’ve got a whole host of smaller products that are just getting off the home plate and I would expect to see some growth from them over time, but it’s going to be fits and starts. Some will make it and some won’t, so it’s very hard to predict that kind of volume. We would expect for any product that we start up that over time it’s got to get up to somewhere around at least $20 million, so as...

Michael Grasher:  So that’s - like over how much time would that $20 million be?

Mike Stone:  Again, that will depend on the product, but we certainly want to see that within five years. Now that would be a startup product, so extensions of particular product lines wouldn’t need to be that much where they already have a fairly sizable product - premium base - and we’re not adding a whole lot of expense associated with that, for example, the environmental side on the GL. It doesn’t need to get to $20 million. So, there’s a whole host of characteristics that will drive each one of these individual products to maturity.

Michael Grasher:  Okay.  Outside of these sort of de novo type of startups, what are you seeing on the other side where maybe acquisition opportunity, be it an MGA or a balance sheet?

Mike Stone: You know, we’re always looking. We’re always looking and evaluating things.

Michael Grasher:  But is there any one particular area that maybe looks a little bit more enticing now or, I guess did the bid/ask spread, has it narrowed any at all?

Mike Stone:  No, I still think that there’s still a spread there that makes acquisitions difficult.

Michael Grasher: Okay. And Joe, just a follow-up question on the capital management aspect. Any opportunity here or has it been discussed to maybe throw out a one-time dividend ahead of the change in the tax law?

Joe Dondanville: That’s an interesting question about the change in the tax law and — but, historically RLI has not been one that has done a one-time dividend and I would think that that would not necessarily be the highest on our list to do.

Michael Grasher: Okay, thank you for addressing.

Operator:  And we’ll take our next question from Caroline Steers at Macquarie Capital.

Caroline Steers: Hi. Most of my questions have been asked, but just going back to the marine line, have you guys seen any increase in demand there or an increase in pricing? Sort of what’s the market environment like in that line?  And that’s it. Thanks.

Mike Stone:  Yeah, Carolyn, it’s Mike Stone.  No, we really haven’t seen any increase in demand. Pricing still is soft. We’re seeing some activity in the Gulf given what’s going on down there. But overall cargo is fairly flat and the economy’s having a fairly significant impact in that space.

Caroline Steers: Okay, that’s it. Thank you.

Operator: And we’ll take a follow-up question from Michael Nannizzi with Oppenheimer.

Michael Nannizzi: Thank you for this just last follow-up here.  As far as catastrophe exposure is concerned, can you talk a little bit about you writing a little bit more property? I mean, is it - is the property in different areas or have a different catastrophe exposure profile than your legacy book? And have you made any changes to your reinsurance program to account for that or just generally how should we think about the evolution of that exposure?  Thanks.

Mike Stone: This is Mike Stone. Our overall exposure, California quake, Southeast wind, is down. And we’ve added a couple of assumed reinsurance deals that diversifies some of that CAT exposure, so some South Carolina wind. But, overall our CAT exposure is down.

Michael Nannizzi:  Okay, great. Thanks again.

Operator:  And if there are no further questions, I’ll turn the conference back over to Mr. Jonathon Michael.

Jonathon Michael: Thank you all. Overall, we’re very pleased with our results. It was a relatively good premium quarter for RLI. Our efforts to find new niches and opportunities are continuing to bear fruit for us. We had a combined ratio of about 75. Obviously we released some reserves again this quarter and we had book value growth of 5% since year-end and our ROE - trailing four-quarter ROE, is nearly 15%.

As you know, those kinds of metrics are the foundation for determining valuations and we continue to deliver solid results. It’s a testament to our underwriters and our staff throughout the company. The market is still very competitive. There’s just too much capital chasing too little premium. And with the low interest rate environment, it will be difficult for insurers to make up for those underpriced risks. So I would expect to see industry combined ratios overall climbing. Can’t predict when this is going to end, but we have seen some moderation, at least in the first six months of this year.

We will continue to do what we do best and that’s underwrite. We’ll continue to look for new opportunities, new products, new teams, standard geographical footprint, all the while being mindful of the expense associated with that expansion in this soft market. And we’ll continue to look for, as Mike suggested, we constantly look at acquisitions. The M&A environment is difficult, but we’ll continue to look at different types of acquisitions that would help to either diversify our portfolio or to supplement what we’re doing today.

Want to thank you all for your time and your questions. We do look forward to talking to you again next quarter.  Thanks.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID number of [4968880].

This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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